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                                                                  Exhibit 10.2

BURNHAM PACIFIC

                                 August 18, 2000

Mr. J. David Martin
100 Bush St., Suite 2400
San Francisco, CA 94104

         Re:      SEPARATION AGREEMENT

Dear Mr. Martin:

         This document, upon your signature, will constitute the agreement between you, J. David Martin ("you" or "Martin"), and Burnham Pacific Operating Partnership, L.P., BPP Services, Inc. and Burnham Pacific Properties, Inc. (collectively, the "Company"), on the terms of your separation from employment with the Company (the "Separation Agreement"). It is understood that both parties want to preclude any dispute between them arising from your employment, your separation or any other matter with the Company.

         1.       It is understood and agreed that:

                  (a) August 15, 2000 will be your last day of employment with the Company (the "Effective Termination Date"). As of that date you also resign your membership on the Board of Directors of the Company and its subsidiaries.

                  (b) You will be compensated at your current salary and continue to receive all of your current benefits (including medical insurance, dental insurance, 401(k) and other current benefits) through the Effective Termination Date.

                  (c) As of the Effective Termination Date, you will cease to have any executive authority and/or signing authority on behalf of the Company or its subsidiaries. In addition, you shall no longer carry the title of President and Chief Executive Officer or be a member of the Board of Directors.

                  (d) You agree to provide a reasonable amount of consulting services to the Company during the Severance Period (as described in Paragraph 2(c) below) or until a Change of Control (as defined in the Senior Executive Severance Agreement identified in Paragraph 1(e) below), whichever occurs first. Reasonable consulting services shall


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Mr. J. David Martin
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         include, but are not limited to, advising the Company in connection with a sale or liquidation, cooperating with the Company's legal counsel in the defense of litigation, appearing for depositions, and such other services as may be requested from time to time by the Company's Board of Directors.

                  (e) Effective August 16, 2000, and provided that this Separation Agreement is performed in full by the Company, you will have no further rights under that certain Senior Executive Severance Agreement dated as of June 30, 1999, as amended (the "Severance Agreement"), and such Severance Agreement shall be deemed terminated as of August 16, 2000.

                  (f) Effective August 16, 2000, and provided that this Separation Agreement is performed in full by the Company, you will have no further rights under that certain Phantom Shares Agreement dated as of August 1, 1999, as amended (the "Phantom Agreement"), and such Phantom Agreement shall be deemed terminated as of August 16, 2000.

                  (g) Effective August 16, 2000, you will have no further rights as a member or otherwise under that certain Limited Liability Company Agreement of Burnham Pacific Employees LLC, dated as of June 1, 1999, as amended (the "LLC Agreement"), and pursuant to Section 7.02 of such LLC Agreement, the Units held by you shall automatically cease to be issued and outstanding as of August 16, 2000.

                  (h) Effective August 16, 2000, you will cooperate with Dan Platt to accommodate the transfer of your shares in BPP Services, Inc. to Mr. Platt pursuant to the terms of the applicable documents of BPP Services, Inc. In consideration for the payments and benefits contained in this Separation Agreement, you acknowledge that the transfer price to be paid by Mr. Platt for all such shares pursuant to Section 11.03 of the applicable documents shall be the sum of Fifteen Hundred Dollars ($1,500.00).

         2. In order to assist you in making this transaction, and in consideration of your acceptance of this Separation Agreement by signing and returning this Agreement within the time period provided herein and relinquishing your rights under the agreements recited in Paragraph 1 above, on the eighth day following your execution of this Agreement, you will be entitled to the following payments and benefits:

                  (a) Commencing on the Effective Termination Date and continuing until February 28, 2002, the Company will pay your monthly COBRA premium. COBRA benefit information will be provided to you.


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Mr. J. David Martin
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                  (b) As a severance payment, the Company shall pay to you, in the manner described below, the sum of One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000.00), less deductions authorized and required by law (the "Severance Payment"). The Severance Payment shall be paid in 72 equal installments, commencing on September 1, 2000 and on the first and fifteenth day of each month thereafter until and including August 15, 2003 (the "Severance Period"); provided, however, that within 30 days after the occurrence of a change in Control (as defined in the Severance Agreement), the full amount of any unpaid portion of the Severance Payment shall be paid to Martin, the Severance Period shall end, and the Company shall have no further obligation to pay the Severance Payment to Martin.

                  (c) In addition, the Company will assign its interest in office space located at 100 Bush Street, San Francisco, California ("Assignment Premises") to The Martin Group of Companies Inc. ("TMG"), effective upon consent of the lessor. If the lessor consents to the assignment, TMG will assume the Company's obligations as to the Assignment Premises and the Company will sell the furniture, fixtures and equipment in the Assignment Premises to TMG for their fair market value pursuant to a liquidator's appraisal on or before October 1, 2000. The Company will cooperate with TMG in the transition period regarding the use of the Assignment Premises, furniture, fixtures and equipment. You agree on behalf of TMG to lease back to the Company, at the current lease rate per square foot and on the same terms as the existing lease, so much of the Assignment Premises as the Company reasonably requires through the remaining term of the leases. During the lease-back period, the Company shall have the right to use any needed furniture, fixtures and equipment in the leased-back portion of the Assignment Premises. The Company will provide you with office space, e-mail and telephone systems for a reasonable period during the transition.

         3. The Company hereby confirms the validity and effectiveness of (i) the most recent Indemnification Agreement made on or about January 1, 1999 by and among Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P., and Martin, and(ii) the Company's bylaws as amended November 19, 1997.

         4. Nothing in this Agreement is intended to affect Martin's rights as an insured for purposes of pending litigation or for any other purpose. The Company warrants and covenants that it shall continue to maintain in full force and effect all directors and officers insurance policies under which Martin is an insured (including those policies identified on Schedule A hereto), as well as any additional such insurance which the Company may have purchased or may in the future purchase for directors and officers. The Company agrees to support Martin


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Mr. J. David Martin
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with respect to securing independent representation for him in any shareholder or derivative litigation. Nothing herein obligates the Company to pay for Martin's independent representation.

         5. Following the full execution of this Separation Agreement, and until a Change of Control (as defined in the Severance Agreement identified in Paragraph 1(e) above), the parties shall each fully cooperate with the other to answer questions, participate in meetings, provide testimony and provide information relating to activities of Martin or the Company during the term of Martin's employment.

         6. The parties agree not to disclose the terms of this Separation Agreement, the benefits being paid under it or the fact of these payments, except that the parties may disclose this information to those individuals that have a need to know in order for them to render professional or financial services or as may be required by law, rule or regulation.

         7. Nothing in this Separation Agreement is intended to affect Martin's obligations under Paragraph 9 of his Employment Agreement dated September 28, 1995 ("Employment Agreement").

         8. It is understood and agreed that:

                  (a) You agree to unconditionally and forever release and discharge the Company and all its affiliated, related, parent or subsidiary entities, and its present and former officers, directors, and employees, and each of them ("Released Parties"), from any and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, known and unknown, that you may now have or have ever had against the Released Parties as of the date of this Agreement, and all claims arising from your employment with the Company or your termination of employment, including claims for compensation, bonuses, severance pay, whether based on tort, contract, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, Related Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the Severance Agreement, the Phantom Agreement, or the Employment Agreement; breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation. However, claims arising under this Separation Agreement shall not be released.


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Mr. J. David Martin
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                  (b) The Company unconditionally and forever releases and
         discharges you from any and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, which the Company has or may have or could assert against you as of the date of the Agreement, except to the extent arising out of your gross negligence or intentional misconduct as proven pursuant to a final judgment of a court of competent jurisdiction or other tribunal with jurisdiction. However, claims arising under this Separation Agreement shall not be released.

         9. It is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you and the Company specifically waive the provisions of section 1542 of the California Civil Code, and any equivalent law of any other jurisdiction. Section 1542 reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         10. You acknowledge and understand that the release of claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Sections 621-634, is subject to special waiver protection under 29 U.S.C. Section 626(f). In accordance with that section, you specifically agree that you knowingly and voluntarily release and waive any rights or claims or discrimination under the ADEA. In particular, you represent that you have carefully read this Agreement in its entirety, that you have had an opportunity to consider fully the terms of this Agreement for twenty-one (21) days (although you may sign it at any time beforehand if you so choose) and that you have seven (7) days after you sign this Agreement in which to revoke it. You further represent that you have been advised by the Company to consult with an attorney of your choosing in connection with this Agreement, that you have discussed the Agreement with your independent legal counsel, and that you are signing this Agreement voluntarily and of your own free will.

         11. You represent that no promise, inducement or other agreement not expressly contained in this Separation Agreement has been made conferring any benefit upon you; that this Separation Agreement contains the entire agreement between us with respect to any benefit conferred upon you; and that all prior agreements; understanding, oral agreements and writings are expressly superseded by this Separation Agreement and are of no further force and effect.

         12. It is agreed by the parties that any controversy or claim arising out of or relating to the drafting, interpretation, or enforcement of this Agreement, or the breach thereof, shall be submitted to binding arbitration in San Francisco, California, under the applicable rules of the


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Mr. J. David Martin
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American Arbitration Association. The arbitrator shall determine the applicable substantive and procedural laws for the arbitration proceedings, including whether a particular claim is arbitrable. Cost and attorneys' fees shall be paid by the non-prevailing party.

         13. The Company enters into this Agreement through resolution of the Board of Directors, confirming its delegation of Robin Wolaner as the Company's representative for entering into this Agreement on the Company's behalf. The Company's outside counsel (who does not represent Martin) shall provide an opinion to Martin that said resolution is valid and duly passed, and that this Agreement has been duly and lawfully authorized by the Company and is valid and binding on the Company.

         14. This Separation Agreement is entered into and governed by the laws of the state of California.

         15. To accept this Agreement, please date and return it to Raymond L. Wheeler in the enclosed confidential envelope.

                                           Sincerely.

                                           /s/ Robin Wolaner

                                           Robin Wolaner
                                           Burnham Pacific Properties, Inc.

         By signing this letter, I acknowledge that I have had an opportunity to review this Separation Agreement carefully, consult with my attorney, that I understand the terms of the Separation Agreement and I voluntarily agree to them.

/s/ J. DAVID MARTIN                            August 18, 2000
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J. DAVID MARTIN                                Date